Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Aircastle Advisor LLC	The IGB Group

Frank Constantinople, SVP Investor Relations	Leon Berman

Tel: +1-203-504-1063	Tel: +1-212-477-8438

fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces Second Quarter 2017 Results

Declared Third Quarter 2017 Dividend of $0.26 per Common Share

Key Financial Metrics

•	Total revenues were $223.5 million for the second quarter of 2017, up 18%

•	Total lease rental and finance and sales-type lease revenues were $195.0 million, up 8%

•	Net loss was $(7.1) million, or $(0.09) per diluted common share; includes $65.7 million of net aircraft impairment charges related to freighter aircraft sales, and $5.1 million of separation and disability compensation paid to our former Chief Executive

•	Adjusted net income was $2.4 million, or $0.03 per diluted common share

•	Adjusted EBITDA was $224.1 million for the second quarter, up 23%

•	Cash ROE was 12.9%; net cash interest margin was 8.8%

Highlights

•	Acquired seven mid-aged narrow-body aircraft for approximately $86 million during the quarter

•	Sold thirteen aircraft during the second quarter for proceeds of $221.5 million and a gain on sale of $13.5 million

•	Further reduced our exposure to freighter aircraft by agreeing to sell two 747-400 production freighters and one converted freighter

•	Repaid $500 million of 6.75% coupon debt and borrowed $500 million of 4.125% coupon debt; $13.1 million of annual interest expense savings, or approximately $0.17 per share

•	Declared our 45th consecutive quarterly dividend

Note: Non-GAAP items reconciled in the Appendix.

Stamford, CT. August 8, 2017 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported a second quarter 2017 net loss of $(7.1) million, or $(0.09) per diluted common share and adjusted net income of $2.4 million, or $0.03 per diluted common share. The second quarter results included total lease rental and finance and sales-type lease revenues of $195.0 million, an increase of 8%, as compared to $180.3 million in the second quarter of 2016. The results also include $65.7 million of net aircraft impairment charges, including $13.5 million of related maintenance payments, and $5.1 million of separation and disability compensation paid to a former executive.

Commenting on the results, Mike Inglese, Aircastle’s CEO, stated, “Our strong core results in the second quarter highlight the portfolio de-risking that we have pursued since the beginning of 2015. Over the past two and a half years, we have taken advantage of market conditions to sell 75 aircraft, generating $111 million in gains on sale, while also enhancing the quality of our fleet. During that time, we also acquired 121 aircraft for $3.3 billion.”

Mr. Inglese continued, “In addition to our solid operating performance, during the first six months of 2017, we opportunistically sold fourteen aircraft and realized gains of more than $14 million. During the second quarter, we also reduced our freighter exposure by more than 45% by taking the opportunity to sell two younger production freighters to a carrier in Asia. Our three remaining production freighters are on longer term leases, and our orderly exit from the cargo market, which began several years ago, is nearing completion.”

Concluding, Mr. Inglese added, “Aircastle’s core business is strong, and we are poised for accretive growth in the second half of 2017. Our limited long-term capital commitments, significant financial flexibility, and proven value investment approach position us to continue to grow the business in a disciplined and profitable manner.”

Financial Results

(in thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total Revenues	$223,534	$189,988	$427,807	$373,653
Lease Rental and Finance and Sales-Type Lease Revenues	$194,976	$180,299	$389,635	$363,367
Adjusted EBITDA	$224,105	$182,436	$417,496	$366,315
Net income (loss)	$(7,116)	$20,030	$35,323	$56,292
Per common share - Diluted	$(0.09)	$0.25	$0.45	$0.71
Adjusted net income	$2,448	$24,205	$48,139	$68,296
Per common share - Diluted	$0.03	$0.31	$0.61	$0.86

Second Quarter Results

Total revenues were $223.5 million, an increase of $33.5 million, or 18%, from the previous year. An increase in lease rental and finance and sales-type lease revenue of $14.7 million and a $16.4 million rise in maintenance revenues accounted for most of the change. The increase in lease rental and finance lease revenue in the second quarter was due to net fleet growth over the past year. During the second quarter of 2017, we recorded $28.9 million of maintenance revenue versus $12.5 million in the prior year, primarily driven by return compensation associated with several wide-body aircraft which transitioned during the quarter, and $13.5 million associated with one of the production freighter aircraft that we agreed to sell.

During the quarter, we took the opportunity to sell two ten-year old 747-400 production freighters scheduled to come off lease within the next twelve months, and we recorded non-cash, transactional impairment charges of $76.2 million in connection with this sale, partially offset by $13.5 million of maintenance revenue. We also recorded transactional impairment charges in connection with the sale of a converted freighter in the amount of $3.1 million. During the quarter, we completed our annual fleet review with no additional impairment charges.

The net loss in the second quarter was $(7.1) million, versus net income of $20.0 million in the prior year. Higher aircraft impairment charges of $63.2 million and higher SG&A of $6.8 million were partially offset by higher total revenues of $33.5 million and higher gains from the sale of flight equipment of $11.4 million. SG&A increased due to separation and disability compensation paid to our former CEO under the terms of his employment and share-based award agreements.

Adjusted EBITDA for the second quarter was $224.1 million, up $41.7 million, or 23%, from the second quarter of 2016, primarily due to higher revenues of $33.5 million and higher gains from the sale of flight equipment of $11.4 million.

Adjusted net income for the quarter was $2.4 million, down $21.8 million compared to the prior year period. Higher aircraft impairment charges of $63.2 million and higher SG&A excluding stock-based compensation of $2.8 million were partially offset by higher total revenues and gain on sales from the sale of flight equipment of $44.9 million.

Breakdown of Second Quarter Results

(in millions, except per share amounts)	Q2:17 Results	Freighter Sales	Executive Separation	Adjusted Q2:17 Results
Total Revenues	$223.5	$13.5	$—	$210.0
Total Operating Expenses	(244.4)	(79.2)	(5.1)	(160.1)
Total Other Income (Expense)	12.0	—	—	12.0

Pre-Tax Income (loss)	$(8.9)	$(65.7)	$(5.1)	$61.9

Aviation Assets

During the second quarter of 2017, we acquired seven mid-aged narrow-body aircraft for approximately $86 million. In the first half of 2017, we acquired a total of fifteen aircraft for approximately $275.7 million. These aircraft have a weighted average age of approximately twelve years and a weighted average remaining lease term of 5.9 years.

During the second quarter, we sold thirteen aircraft for approximately $221.5 million. In the first half of 2017, we sold fourteen aircraft for total proceeds of $238.3 million and recorded a gain on sale of $14.3 million. The weighted average age of the aircraft sold was approximately twelve years with a weighted average remaining lease term of 7.0 years.

During the second quarter, we also completed the transition of three A330 aircraft that were previously leased with Singapore Airlines. These aircraft are now leased to a European airline. The fourth Singapore A330 transitioned in the third quarter, and at quarter-end we had no remaining scheduled lease placements for the balance of 2017.

As of June 30, 2017, Aircastle owned and managed 203 aircraft with a net book value of $6.8 billion. Of this total, 190 aircraft having a net book value of $6.2 billion are owned, while we manage an additional thirteen aircraft with a net book value of approximately $675 million on behalf of our joint ventures with Ontario Teachers’ Pension Plan and IBJL Leasing. For the second half of 2017, we have closed or committed to close approximately $950 million of additional aircraft investments, and expect to sell approximately $600 million.

Owned Aircraft	As of June 30, 2017(1)	As of June 30, 2016(1)
Net Book Value of Flight Equipment ($ mils.)	$6,173	$6,168
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$4,497	$4,499
Number of Aircraft	190	169
Number of Unencumbered Aircraft	157	142
Weighted Average Fleet Age (years)(2)	8.3	7.7
Weighted Average Remaining Lease Term (years)(2)	4.7	5.5
Weighted Average Fleet Utilization for the quarter ended(3)	99.3%	99.0%
Portfolio Yield for the quarter ended(2)(4)	12.3%	12.5%
Net Cash Interest Margin(5)	8.8%	8.7%
Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$675	$612
Number of Aircraft	13	10

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted by net book value.
(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(4)	Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.
(5)	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized. The second quarter of 2017 excludes a non-recurring, $7.0 million accelerated collection received from a lessee in connection with a finance lease.

Financing Activity

Year-to-date, we’ve secured $500 million of new financing. During the first quarter of 2017, we issued $500 million in unsecured Senior Notes due 2024 bearing a coupon of 4.125%. On April 17, 2017, we repaid $500 million of maturing, unsecured Senior Notes bearing a coupon of 6.75%. The associated annual interest expense savings is approximately $13.1 million.

Common Dividend

On August 4, 2017, Aircastle’s Board of Directors declared a third quarter 2017 cash dividend on its common shares of $0.26 per share, payable on September 15, 2017 to shareholders of record on August 31, 2017. This is our 45th consecutive dividend.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, August 8, 2017 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 263-0877 (from within the U.S. and Canada) or (323) 794-2130 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “5786728”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 3:00 P.M. Eastern time on Thursday, September 7, 2017 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-8020 (from outside of the U.S. and Canada); please reference passcode “1757279”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2017, Aircastle owned and managed on behalf of its joint ventures 203 aircraft leased to 71 customers located in 38 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2016 Annual Report on Form 10- K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$481,035	$455,579
Restricted cash and cash equivalents	49,613	53,238
Accounts receivable	3,830	6,035
Flight equipment held for lease, net of accumulated depreciation of $1,278,438 and $1,224,899, respectively	5,818,821	6,247,585
Net investment in finance and sales-type leases	354,474	260,853
Unconsolidated equity method investments	76,158	72,977
Other assets	259,409	148,398

Total assets	$7,043,340	$7,244,665

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,055,610	$1,219,034
Borrowings from unsecured financings, net of debt issuance costs	3,283,747	3,287,211
Accounts payable, accrued expenses and other liabilities	131,868	127,527
Lease rentals received in advance	59,657	62,225
Security deposits	123,107	122,597
Maintenance payments	554,262	591,757

Total liabilities	5,208,251	5,410,351

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,713,706 shares issued and outstanding at June 30, 2017; and 78,593,133 shares issued and outstanding at December 31, 2016	787	786
Additional paid-in capital	1,526,433	1,521,190
Retained earnings	310,265	315,890
Accumulated other comprehensive loss	(2,396)	(3,552)

Total shareholders’ equity	1,835,089	1,834,314

Total liabilities and shareholders’ equity	$7,043,340	$7,244,665

Aircastle Limited and Subsidiaries

Consolidated Statements of Income (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Lease rental revenue	$189,098	$176,125	$379,684	$355,695
Finance and sales-type lease revenue	5,878	4,174	9,951	7,672
Amortization of lease premiums, discounts and incentives	(3,280)	(3,828)	(6,392)	(4,898)
Maintenance revenue	28,944	12,514	41,231	13,774

Total lease revenue	220,640	188,985	424,474	372,243
Other revenue	2,894	1,003	3,333	1,410

Total revenues	223,534	189,988	427,807	373,653

Operating expenses:
Depreciation	78,254	75,070	157,428	151,717
Interest, net	61,672	62,452	124,740	126,693
Selling, general and administrative (including non-cash share-based payment expense of $6,028 and $2,094 for the three months ended, and $8,130 and $3,737 for the six months ended June 30, 2017 and 2016, respectively)	22,187	15,406	38,354	30,898
Impairment of flight equipment	79,930	16,723	80,430	16,723
Maintenance and other costs	2,343	2,267	5,274	3,670

Total expenses	244,386	171,918	406,226	329,701

Other income (expense):
Gain on sale of flight equipment	13,525	2,172	14,284	15,005
Other	(1,560)	147	(2,709)	74

Total other income	11,965	2,319	11,575	15,079

Income (loss) from continuing operations before income taxes and earnings of unconsolidated equity method investment	(8,887)	20,389	33,156	59,031
Income tax provision	495	2,385	2,341	6,324
Earnings of unconsolidated equity method investments, net of tax	2,266	2,026	4,508	3,585

Net income (loss)	$(7,116)	$20,030	$35,323	$56,292

Earnings (loss) per common share — Basic:
Net income (loss) per share	$(0.09)	$0.25	$0.45	$0.71

Earnings (loss) per common share — Diluted:
Net income (loss) per share	$(0.09)	$0.25	$0.45	$0.71

Dividends declared per share	$0.26	$0.24	$0.52	$0.48

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands) (Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$35,323	$56,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157,428	151,717
Amortization of deferred financing costs	9,125	9,470
Amortization of lease premiums, discounts and incentives	6,392	4,898
Deferred income taxes	(833)	2,243
Non-cash share based payment expense	8,130	3,737
Cash flow hedges reclassified into earnings	1,156	8,369
Security deposits and maintenance payments included in earnings	(23,063)	(5,651)
Gain on sale of flight equipment	(14,284)	(15,005)
Impairment of flight equipment	80,430	16,723
Other	1,211	(2,843)
Changes in certain assets and liabilities:
Accounts receivable	2,090	3,262
Other assets	(11,407)	(85)
Accounts payable, accrued expenses and other liabilities	(2,194)	4,284
Lease rentals received in advance	(2,115)	(2,714)

Net cash and restricted cash provided by operating activities	247,389	234,697

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(148,364)	(478,026)
Proceeds from sale of flight equipment	238,277	339,507
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(2,892)	(9,801)
Net investment in finance and sales-type leases	(119,971)	(78,365)
Collections on finance and sales-type leases	17,185	7,833
Unconsolidated equity method investments and associated costs	—	(11,688)
Other	88	(509)

Net cash and restricted cash used in investing activities	(15,677)	(231,049)

Cash flows from financing activities:
Repurchase of shares	(2,513)	(33,854)
Proceeds from secured and unsecured debt financings	500,000	787,310
Repayments of secured and unsecured debt financings	(667,472)	(459,021)
Deferred financing costs	(8,540)	(16,121)
Restricted secured liquidity facility collateral	—	65,000
Secured liquidity facility collateral	—	(65,000)
Security deposits and maintenance payments received	87,185	72,572
Security deposits and maintenance payments returned	(77,593)	(26,094)
Dividends paid	(40,948)	(37,830)

Net cash and restricted cash (used in) provided by financing activities	(209,881)	286,962

Net increase in cash and restricted cash	21,831	290,610

Cash and restricted cash at beginning of period	508,817	254,041

Cash and restricted cash at end of period	$530,648	$544,651

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the Third Quarter of 2017

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q3:17
Lease rental revenue	$170 - $174
Finance lease revenue	$5 - $6
Maintenance revenue	$6 - $8
Amortization of net lease discounts and lease incentives	($2) - ($3)
SG&A(1)	$16 - $17
Depreciation	$69 - $72
Interest, net	$58 - $61
Gain on sale	$18 - $24
Full year effective tax rate	6% - 8%

(1)	Includes ~$2.4M of non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$223,534	$189,988	$427,807	$373,653
EBITDA	$136,585	$163,765	$326,224	$345,924
Adjusted EBITDA	$224,105	$182,436	$417,496	$366,315
Net income (loss)	$(7,116)	$20,030	$35,323	$56,292
Net income (loss) allocable to common shares	$(7,116)	$19,856	$35,068	$55,844
Per common share - Basic	$(0.09)	$0.25	$0.45	$0.71
Per common share - Diluted	$(0.09)	$0.25	$0.45	$0.71
Adjusted net income	$2,448	$24,205	$48,139	$68,296
Adjusted net income allocable to common shares	$2,428	$23,994	$47,791	$67,752
Per common share - Basic	$0.03	$0.31	$0.61	$0.86
Per common share - Diluted	$0.03	$0.31	$0.61	$0.86
Basic common shares outstanding	78,177	78,159	78,177	78,351
Diluted common shares outstanding	78,177	78,159	78,404	78,351

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands)		(Dollars in thousands)
Net income (loss)	$(7,116)	$20,030	$35,323	$56,292
Depreciation	78,254	75,070	157,428	151,717
Amortization of lease premiums, discounts and incentives	3,280	3,828	6,392	4,898
Interest, net	61,672	62,452	124,740	126,693
Income tax provision	495	2,385	2,341	6,324

EBITDA	136,585	163,765	326,224	345,924
Adjustments:
Impairment of flight equipment	79,930	16,723	80,430	16,723
Non-cash share based payment expense	6,028	2,094	8,130	3,737
(Gain) loss on mark-to-market of interest rate derivative contracts	1,562	(146)	2,712	(69)

Adjusted EBITDA	$224,105	$182,436	$417,496	$366,315

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands)		(Dollars in thousands)
Net income (loss)	$(7,116)	$20,030	$35,323	$56,292
Loan termination fee(1)	988	—	988	1,509
(Gain) loss on mark-to-market of interest rate derivative contracts(2)	1,562	(146)	2,712	(69)
Write-off of deferred financing fees(1)	986	—	986	1,972
Non-cash share based payment expense(3)	6,028	2,094	8,130	3,737
Securitization No. 1 hedge loss amortization charges (1)	—	2,227	—	4,855

Adjusted net income	$2,448	$24,205	$48,139	$68,296

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance, and provides additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	(Gain) Loss on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders Equity	12 Month Cash ROE
2011	$359,377	$—	$39,092	$242,103	$—	$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920	$—	$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924	$—	$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	$(530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	$(1,782)	$219,633	$1,789,256	12.3%
LTM Q2:17	$480,784	$28,765	$38,405	$310,927	$(1,734)	$235,293	$1,817,414	12.9%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%

(1)	Excludes loan termination payments of $3.0 million in the second quarter of 2013, $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, and loan termination payments of $1.0 million in the second quarter of 2017. The second quarter of 2017 excludes a non-recurring, $7.0 million accelerated collection received from a lessee in connection with a finance lease.
(2)	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized. Based on the growing level of finance and sales-type lease revenue, management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
	Shares	Percent	Shares	Percent
Weighted-average shares:
Common shares outstanding – Basic	78,177	99.20%	78,177	99.28%
Unvested restricted common shares	634	0.80%	569	0.72%

Total weighted-average shares outstanding	78,811	100.00%	78,746	100.00%

Common shares outstanding – Basic	78,177	100.00%	78,177	99.71%
Effect of dilutive shares(1)	—	0.00%	227	0.29%

Common shares outstanding – Diluted	78,177	100.00%	78,404	100.00%

Net income allocation
Net income (loss)	$(7,116)	100.00%	$35,323	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	—	0.00%	(255)	(0.72)%

Earnings available to common shares	$(7,116)	100.00%	$35,068	99.28%

Adjusted net income allocation
Adjusted net income	$2,448	100.00%	$48,139	100.00%
Amounts allocated to unvested restricted shares	(20)	(0.80)%	(348)	(0.72)%

Amounts allocated to common shares – Basic and Diluted	$2,428	99.20%	$47,791	99.28%

(1)	For the three months ended June 30, 2017, the effect of 170,116 contingently issuable shares related to the Company’s PSUs would have been anti-dilutive and were excluded from the calculation. For the six months ended June 30, 2017, dilutive shares represented contingently issuable shares.
(2)	For the three months ended June 30, 2017, the effect of any diluted shares on distributed and undistributed earnings to restricted shares would have been anti-dilutive and were excluded from the calculation. For the six months ended June 30, 2017 distributed and undistributed earnings to restricted shares were 0.72% of net income. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
	Shares	Percent	Shares	Percent
Weighted-average shares:
Common shares outstanding – Basic	78,159	99.13%	78,351	99.20%
Unvested restricted common shares	686	0.87%	629	0.80%

Total weighted-average shares outstanding	78,845	100.00%	78,981	100.00%

Common shares outstanding – Basic	78,159	100.00%	78,351	100.00%
Effect of dilutive shares(1)	—	0.00%	—	0.00%

Common shares outstanding – Diluted	78,159	100.00%	78,351	100.00%

Net income allocation
Net income	$20,030	100.00%	$56,292	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(174)	(0.87)%	(448)	(0.80)%

Earnings available to common shares	$19,856	99.13%	$55,844	99.20%

Adjusted net income allocation
Adjusted net income	$24,205	100.00%	$68,296	100.00%
Amounts allocated to unvested restricted shares	(211)	(0.87)%	(544)	(0.80)%

Amounts allocated to common shares – Basic and Diluted	$23,994	99.13%	$67,752	99.20%

(1)	For the three and six months ended June 30, 2016 the company had no dilutive shares.
(2)	For the three and six months ended June 30, 2016, distributed and undistributed earnings to restricted shares were 0.87% and 0.80% of net income respectively. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.